Exhibit (n)(5)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Capital Southwest Corporation of our report dated May 10, 2019, relating the financial statements of I-45 SLF LLC, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2019 and incorporated by reference in this Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
July 1, 2019